EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
SJW Group:
We consent to the incorporation by reference in the registration statements (Nos. 333-105010 and 333-195796) on Form S-8 of SJW Group of our report dated February 27, 2018, with respect to the consolidated balance sheets of SJW Group as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of SJW Group.
/s/ KPMG LLP
San Francisco, California
February 27, 2018